EXHIBIT 10.6

AMENDMENT

WHEREAS, lberdrola USA, Inc., a New York corporation formerly known as Energy East Corporation (the "Company"), Rochester Gas & Electric Corporation ("RG&E"), a Delaware corporation formerly known as Energy East Management Corporation, and Mark S. Lynch (the "Executive") entered into an Employment Agreement dated as of November 24, 2009 (the "Agreement"); and

WHEREAS, the parties have had discussions concerning the meaning and intent of certain provisions;

WHEREAS, the Parties now wish to amend the Agreement as provided herein;

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree:

FIRST:	Section 5.4 is hereby deleted in its entirety and replaced with the following:

In satisfaction of any and all rights and obligations Executive may have to participate in the Program for the period from the commencement of his employment through December 31, 2010 and any rights to payment under the pre-amendment version of this Section 5.4, the Company or its designee shall pay to the Executive the amount of $234,357.35 in four installments as follows: (a) a first installment in the amount of $93,742.94, which shall be payable in cash in a lump sum within ten business days after the execution of this Amendment; and (b) three additional installments, each in the amount of $46,871.47 and which shall be payable in shares of the common stock of Iberdrola, S.A., respectively, no later than (I) within ten business days after the execution of this Amendment, (ii) March 15, 2012, and (iii) March 15, 2013; provided that if Executive's employment terminates by reason of his termination without Good Reason, his retirement, or the Company's termination of his employment for Cause, then his entitlement shall be governed by Section 7.4 of the Agreement. All such amounts shall be subject to all legally required withholdings and taxes.

SECOND:	Section 7.1 is hereby deleted in its entirety and replaced with the following:

7.1 Termination by the Company Without Cause or by Executive for Good Reason. If the Executive's employment shall be terminated during the Term by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to receive (a) a lump sum payment payable six months and one day after the Date of Termination equal to the sum of (i) the Base Salary; and (ii) an amount equal to Executive's AEIP award for the prior year or, if such termination occurs prior to January 1, 2011, Executive's target AEIP opportunity for 2010; (b) if the Date of Termination occurs prior to payment of all amounts owed pursuant to Section 5.4, then Executive shall continue to be entitled to receive such amounts as and when they would have been paid had his employment not terminated; and (c) all compensation and benefits payable to the Executive through the Date of Termination under the terms of this Agreement or any compensation or benefit plan, program or arrangement maintained by the Company or RG&E and in which Executive participated as of the Date of Termination. The Company also shall make a final contribution to the Arrangement in accordance with Section 5.5(D).

THIRD:Section 7.2 is hereby amended by deleting clause (b) thereof and substituting in its place the following: "(b) if the Date of Termination occurs prior to payment of all amounts owed pursuant to Section 5.4, then Executive shalt continue to be entitled to receive such amounts as and when they would have been paid had his employment not terminated; and".

FOURTH:Section 7.3 is hereby amended by deleting clause (c) thereof and substituting in its place the following: "(c) if the Date of Termination occurs prior to payment of all amounts owed pursuant to Section 5.4, then Executive shall continue to be entitled to receive such amounts as and when they would have been paid had his employment not terminated; and".

FIFTH:Section 7.4 is hereby amended by adding clause as follows: "and (c) if the Date of Termination occurs prior to payment of all amounts owed pursuant to Section 5.4, then Executive shall continue to be entitled to receive the next installment under Section 5.4 as and when it would have been paid had his employment not terminated."

SIXTH:Section 9(a) of the Agreement is hereby amended by deleting "one year" and substituting in its place the phrase "nine months."

SEVENTH: Section I7(M) of the Agreement is hereby deleted in its entirety and replaced with the following:

(M)	"Restricted Area" shall mean the State of New York.

EIGHTH:Except as specifically modified herein, the Agreement shall remain in full force and effect in accordance with ail of the terms and conditions thereof.

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IN WITNESS WHEREOF, the parties have executed and delivered this Amendment this 31st day of March, 2011.

IBERDROLA USA, INC. (formerly known as ENERGY EAST CORPORATION)

By:	/s/ Robert D. Kump
Name:	Robert D. Kump
Title:	Chief Executive Officer

ROCHESTER GAS AND ELECTRIC CORPORATION

By:	/s/ Robert D. Kump
Name:	Name: Robert D. Kump

EXECUTIVE

By:	/s/ Mark S. Lynch
Name:	Mark S. Lynch

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